Exhibit 3(b)


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                         OF PREFERRED STOCK-SIXTH SERIES
                                       OF
                               SPRINT CORPORATION

     We, Claudia S. Toussaint, Vice President, and Michael T. Hyde, Assistant Secretary, of Sprint Corporation, a corporation organized and existing under the laws of the State of Kansas (the "Corporation"), do hereby certify that pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation, as amended, and in accordance with the provisions of K.S.A. Section 17-6401, as amended, the Board of Directors of said Corporation, at a special meeting of the Board of Directors held on the 28th day of February 2004, adopted the following resolution amending and restating the series of Preferred Stock designated as Preferred Stock-Sixth Series, Junior Participating:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the provisions of its Articles of Incorporation, as amended and restated, the Certificate of Designation, Preferences and Rights of Preferred Stock-Sixth Series, originally adopted by the Board of Directors on June 9, 1997, as amended and restated, is hereby further amended and restated to read in its entirety as follows:

                          PREFERRED STOCK-SIXTH SERIES

          (1) DESIGNATION AND AMOUNT. The shares of such Series shall be designated as "Preferred Stock-Sixth Series, Junior Participating" (hereafter "Sixth Series") and the number of shares constituting such series shall be increased from 1,500,000 to 2,125,000.

          (2)  DIVIDENDS.

               (A) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock of the Corporation ("Preferred Stock"), or any similar stock ranking prior and superior to the shares of the Sixth Series with respect to dividends, the holders of shares of the Sixth Series, in preference to the holders of Common Stock and any shares of stock ranking junior (as to dividends) to the shares of the Sixth Series (collectively with such Common Stock, "Junior Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash, on January 1, April 1, July 1 and October 1 in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") in an amount (rounded to the nearest cent) equal to the greater of (a) $100.00 or (b) subject to the provision for adjustment hereinafter set forth, 2,000



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          times the aggregate per share amount of all cash dividends, plus 2,000 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Sixth Series.

               (B) In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Sixth Series were entitled immediately before such event under clause (b) of paragraph (A) of this Section 2 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

               (C) The Corporation shall declare a dividend or distribution on the Sixth Series as provided above in paragraph (A) of this Section
          (2) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, the minimum quarterly dividend of $100.00 on the Sixth Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (D) Dividends shall begin to accrue and be cumulative on outstanding shares of Sixth Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Sixth Series, unless the date of issue of such shares of Sixth Series is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Sixth Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which cases such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Sixth Series in an amount less


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          than the  total  amount  of such  dividends  at the time  accrued  and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Sixth Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 10 days before the date fixed for the payment thereof.

          (3) VOTING RIGHTS. Except as prescribed by law and in addition to the rights provided for in ARTICLE SIXTH of the Articles of Incorporation of the Corporation, as amended and restated, and subject to the provision for adjustment hereinafter set forth, the holders of the shares of the Sixth Series shall be entitled to 2,000 votes for each share held. In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
     (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of the Sixth Series were entitled immediately before such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event. Except as otherwise provided herein, in the Articles of Incorporation of the Corporation, as amended and restated, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock or otherwise required by law, the holders of the shares of the Sixth Series and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (4)  CERTAIN RESTRICTIONS.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the shares of the Sixth Series as provided in Section (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Sixth Series outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends  (except a dividend  payable in
               Common Stock and/or any other Junior Stock) on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock;

                    (ii) declare or pay dividends on or make any other distribution on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of the Sixth Series, except dividends paid ratably on the shares of the Sixth Series and all such parity stock on which


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               dividends  are payable or in arrears in  proportion  to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon dissolution, liquidation or winding up) with the shares of the Sixth Series, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of such parity stock in exchange for shares of Junior Stock; or

                    (iv) purchase or otherwise acquire for consideration any shares of the Sixth Series, or any shares of stock ranking on a parity (either as to dividends or upon dissolution, liquidation or winding up) with the shares of the Sixth Series, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section (4), purchase or otherwise acquire such shares at such time and in such manner.

     (5) REACQUIRED SHARES. Any shares of the Sixth Series purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock or as otherwise required by law.

     (6) LIQUIDATION, DISSOLUTION OR WINDING UP.

          (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Sixth Series shall be entitled to receive, in preference to the holders of stock ranking junior (as to the amount payable upon liquidation, dissolution or winding up) to the Sixth Series, the greater of (a) $1,000.00 per share, plus accrued and unpaid dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to


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

     the provision for adjustment hereinafter set forth, equal to 2,000 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Sixth Series were entitled immediately before such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

          (B) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of stock ranking on a parity (as to the amount payable upon liquidation, dissolution or winding up) with the Sixth Series shall not receive any distributions except for distributions made ratably on the Sixth Series and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Sixth Series shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 2,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Sixth Series were entitled immediately before such event pursuant to the preceding sentence with respect to the exchange or change of shares of the Sixth Series shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

     (8) RANKING. The shares of the Sixth Series shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing herein shall preclude the Board of Directors of the Corporation from creating any additional series of Preferred Stock or any similar


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

stock ranking on a parity with or prior to the shares of the Sixth Series as to the payment of dividends or distribution of assets.

     (9) FRACTIONAL SHARES. Shares of the Sixth Series may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of the Sixth Series.

     (10) DEFINITIONS. For purposes of these designations, unless the context otherwise requires:

          (A) "Common Stock" shall mean Series 1 FON Stock, and/or Series 2 FON Stock, in each case as the context requires.

          (B) "Series 1 FON Stock" shall mean the FON Common Stock - Series 1, par value $2.00 per share, of the Corporation.

          (C) "Series 2 FON Stock" shall mean the FON Common Stock - Series 2, par value $2.00 per share, of the Corporation.

     IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said Corporation this 23rd day of April, 2004.




                              /s/ Claudia S. Toussaint
                              __________________________________
                              Claudia S. Toussaint
ATTEST:                       Vice President

/s/ Michael T. Hyde
_____________________________
Michael T. Hyde
Assistant Secretary




















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